Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon (AXON) Reports 2020 Revenue of $681 Million, Up 28%, Raises 2021 Outlook

Q4 2020 revenue grows 32% year over year to $226 million on strong demand for TASER devices, cloud software

Dear Shareholders,

Every day, we hear stories about how our products are improving policing and driving safer outcomes for everyone.

SITUATION: OFFICER IN TROUBLE

Agency: Midwestern agency with about 1,000 sworn officers

Incident: An officer was involved in a struggle with a subject and began to radio for help, but couldn’t complete the communication or broadcast her location or status. The agency’s real- time crime center personnel used Axon Respond to geographically locate her and livestream from her Axon Body 3 camera — accessing critical awareness simply and securely from a Web browser.

Personnel saw that the suspect had grabbed ahold of one of the officer’s arms. The agency dispatched backup support and the responding officers completed the arrest with no injuries to the officer or suspect. An agency supervisor said, “The technology is irreplaceable in critical incidences. It’s always been well-appreciated by the police officers. Can’t say enough about how important it was for that officer that day.”

In 2020, we solidified the foundation for our next decade of growth. First and foremost, we served our customers, team members and communities during a global pandemic. At the same time, we secured our first Dispatch customer, established a solid foothold in the Federal market, launched our Respond platform and grew our international revenue by more than 70%. We are proud to have delivered a record $681 million in revenue, representing 28% growth, $1.2 billion in contract bookings, and $221 million in annual recurring revenue. We wrapped up the year with an exceptional fourth quarter, highlighted by revenue growth of 32%, strong profitability and robust global demand for our TASER devices. The results showcase the leverage in our business model.

Our mission — from day one of our founding — has always been to obsolete the bullet. That has evolved in tandem with societal changes. Today we also aim to reduce social conflict and enable a fair and effective social justice system. We are on a clear path to making Axon synonymous with public and personal safety. We are investing today for a reality where officers reach for their TASER device before they reach for a firearm, because they feel safer doing so. We’re investing in body cameras that capture truth and add real-time awareness, and in cloud software that drives efficiency and insights to help everyone get home safe.

We are proud to have created products that many have come to associate with modern best practices in policing.

Our objectives in 2021 are to:

1.Grow our core through innovation in our key products,
2.Scale new products by developing solutions to real-world challenges,
3.Unlock new areas for growth by extending our reach to new markets, and
4.Drive operating efficiencies across our manufacturing, hiring, and support systems.

The pace of our global expansion has hastened. In 2020, we continued to build out our sales force in English-speaking markets. In 2021, we are expanding our investments in international markets, including several major countries in Europe. These new markets are demonstrating the potential to mirror Axon’s top tier markets like the US, UK, Australia and

Canada. International customers are increasingly showing interest in large deployments and adoption of Axon’s expanding product portfolio — and we are putting the requisite sales, account management, and engineering muscle behind that.

In 2021, we are continuing to increase our investments in R&D across all of Axon’s product lines. This is enabling us to accelerate the pace of innovation for our core customers, and will help us address new markets and customer segments. Our investments in innovation have allowed us to offer a wider range of valuable bundles to customers, including the introduction of our new highest-tier premium bundle at $239 per officer per month over five years — it includes a TASER device, body camera, and access to many existing products within our cloud software suite, and adds expanded virtual reality (“VR”) training and unlimited AI-powered transcription for body camera video.

Axon’s product development is driving adoption of higher-tiered bundled subscriptions, allowing us to deliver more value to customers

Axon product growth drivers

At the start of the year, we like to provide an update on our rapidly growing and evolving product suite.

Axon products are generally cloud-connected, designed to drive better outcomes and customer experiences, and sold via mutually reinforcing integrated bundles, where all products work together. Our key revenue drivers belong to three broad product categories:

1.	TASER: We develop smart devices, tools and services that support public safety officers in de-escalating situations, avoiding or minimizing use of force. These tools include:
a.	TASER devices: Research has shown that TASER devices are the most effective less-lethal force option, with the lowest likelihood of injury to officers and assailants. Since our inception in 1993, TASER devices have been adopted by a majority of U.S. police departments and are used daily to help keep communities safe. The cloud-connected TASER device (the TASER 7 device) is our newest device. We also sell TASER devices to consumers for personal protection
b.	VR and Training: We offer a suite of VR training services for public safety, delivered through our Axon Academy training platform. We intend to drive training and adoption of best practices in modern policing. Our VR training enables officers to accelerate and maintain their proficiency of practical skills through limitless repetition and application, while putting an emphasis on critical thinking and de-escalation skills.
2.	Sensors: Axon devices address many needs, including transparency, real-time situational awareness, and capturing evidence accurately and integrating with software workflows. Product categories within sensors include:
a.	Axon Body cameras include Axon Body 3, an LTE-enabled camera with Global Positioning System ("GPS") capability and support for real-time awareness via our software. Our body cameras also include the Axon Flex sunglasses-or-brim-mounted camera.
b.	Axon Fleet in-car camera systems. We are investing in R&D on automated license plate reading (“ALPR”), which uses artificial intelligence (“AI”) to read license plates to avoid officers typing in plate numbers while driving, find missing children and wanted felons, and recover stolen vehicles. We believe a key differentiator is that our AI-powered system is being built from the ground up using an ethical design and privacy-centric framework.
c.	Axon Air is Axon's unmanned aircraft program, which allows agencies to ingest data captured on drone devices directly into Axon Evidence. Axon Air is an important tool to help improve officer safety, provide tactical support, and manage evidence.
d.	Our sensors network works with our software to help to automatically ensure cameras are on when they're supposed to be on and send alerts within the network, including Signal Sidearm sensors that detect when a firearm has been removed from a holster, sensors that detect when a TASER device is unholstered or armed, when a vehicle light bar is activated or the vehicle door opens, and we are introducing new signal activation events including ones based on officer location and 911 dispatch.

3.	Software: Axon delivers a suite of cloud-based, software-as-a-service (“SaaS”) solutions that integrate with our sensors and TASER devices to benefit customers and drive annual recurring revenue, which totaled $221 million as of Dec. 31, 2020. (We define ARR below.) Our SaaS solutions can be best trisected into:
a.	Digital Evidence Management: Axon Evidence addresses the challenges presented by growing amounts of digital evidence via closed circuit television video, body-worn camera video, in-car camera video, IOT sensors and citizen-captured digital evidence. We make it easy to store, manage, redact and share evidence on one platform. Axon Evidence is the world’s largest cloud-hosted public safety data repository of public safety video data and other types of digital evidence. Products include:
i.	Axon Evidence (aka Evidence.com) for managing, sharing and storing body-worn camera video, as well as hosting all types of digital evidence.
ii.	Axon Performance helps agencies to ensure officers are adhering to policies and provides analytics on, and audit tools for, the effectiveness of body-worn camera programs.
iii.	Redaction Assistant enables agencies to quickly redact videos using AI.
b.	Productivity: Our productivity suite of tools is designed to reduce the time officers spend on administrative tasks and give command staff tools to make data-driven decisions. Our productivity- enhancing products include:
i.	Axon Records is an emerging cloud-based report-writing tool that modernizes records management systems ("RMS") by putting body camera video at the heart of incident records.
ii.	Axon Standards is a use-of-force reporting module that can be easily adopted alongside an agency’s legacy RMS before an agency adopts the rest of Axon Records.
iii.	Auto-Transcribe uses AI to help agencies review massive amounts of video evidence to find what is pertinent to an investigation and quickly and accurately transcribe video so it can move through the justice system.
iv.	Priority-ranked Video Audit analyzes body camera videos for flagged keywords, TASER-related events, and Signal Sidearm events to recommend videos for supervisor review.
c.	Real Time Operations. We are developing decision-making and communication tools that support real-time situational awareness through the sharing of information across myriad media, including voice, messaging, location mapping, and intelligence and evidence sharing. Products include:
i.	Respond for Devices, which allows agencies to receive alerts, know the GPS location of their officers, and provide real-time access to what those officers are experiencing through live-video streaming.
ii.	Respond for Dispatch, a computer-aided dispatch ("CAD") solution designed to empower everyone in public safety involved in incident response: dispatchers, call takers, command staff, patrol officers, firefighters and medical personnel.

Looking back: Select Q4 2020 highlights

Federal customer expansion continued: Axon signed a $5 million digital evidence management software contract with an agency within the Department of Justice, completed several federal task force pilot programs across the Department of Justice, and worked to begin scheduled software deployments for 12,500 attorneys in the US Attorneys

Office (EOUSA.) In the quarter, Axon also started formal deployments under the Departments of Interior’s IDIQ contract and conducted pilot programs across the Department of Homeland Security, the Department of Defense, and the Veteran’s Administration.

Axon Respond live-stream usage increased 7x from April to December: And live map usage increased 5x in that period. We also signed more than 20 customers that were not municipal law enforcement agencies, including a hospital system complex. We have found that the hospital system is using live maps and streaming more than any other user, which is an encouraging early sign of the broader utility of this technology.

Green Bay Packers partner with Green Bay Police Department on TASER 7 and body camera deployment: The NFL team made a financial contribution to the local police department to help fund Axon’s Officer Safety Plan 7+ integrated bundle, as part of the team's ongoing pledge to support its hometown. Green Bay PD is promoting a culture of ongoing learning and development as the latest agency to roll out Axon's Replay Coaching feature. The feature helps officers learn and improve from real experiences in the field, the same way as athletes receive game day coaching.

"In conversations with our players, community partners and elected officials, we determined that supporting this purchase would complement our many other efforts to address injustices in our communities of color. The cameras will also help the police perform their duties more effectively and benefit the local community. We are proud to be working with Green Bay and Axon to bring this technology to our city in order to enhance public safety and affect meaningful change." —Packers President/CEO Mark Murphy

"I am confident that Axon's technology will help our department better serve Green Bay, not only by helping increase our efficiency and performance, but also increase our transparency with the Axon Body 3 cameras with livestreaming capabilities. We serve to build trust, safety, and a higher quality of life for everyone here in Green Bay and we're thankful for the Packers' contribution." —Green Bay Police Chief Andrew Smith

"We are immensely grateful to the Green Bay Packers for again demonstrating their commitment to this community and for supporting our efforts to bring greater transparency and accountability to policing. This is a major step towards strengthening public safety, and I am honored to lead a community where organizations like ours can come together for the greater good of Green Bay." —Green Bay Mayor Eric Genrich

Summary of Q4 2020 results:

●	Revenue of $226 million grew 32% year over year, on top of 50% growth in Q4 2019, reflecting particularly strong global demand for TASER 7 devices and strong domestic demand for our cloud software suite.
o	The quarter benefitted from a $20 million TASER 7 order from an international customer - the largest TASER order in our company’s history.
●	Gross margin of 62.5% improved 860 basis points year over year, reflecting TASER segment margin improvement, which we discuss below, stronger body camera gross margins due to customer mix and an increased mix of high margin software revenue in our Software & Sensors segment.
●	Operating expenses of $136 million included $53 million in stock-based compensation expense and less than $1 million in costs related to FTC litigation. (An update on the FTC litigation is below, under “Update on Legal Matters.”)
o	SG&A of $98 million included $43 million in stock-based compensation expense.
o	R&D of $38 million included $9 million in stock-based compensation expense.
o	We recognized $41 million in expenses related to our eXponential Stock Performance Plan (“XSPP”) and CEO Performance Award in the fourth quarter. Although we achieved the first Adjusted EBITDA operational goal, no shares were vested from the achievement of this milestone pending certification by the Compensation Committee. To date, no other operational goals have been achieved. Costs are recognized under these plans when future milestones are considered probable of achievement. As of Q4 2020, 11 operational goals are considered probable. For more details about these innovative stock-based compensation plans, which were approved by shareholders and align the interests of management and employees with shareholders, please see our online FAQ at investor.axon.com.
●	GAAP diluted EPS was $0.40 based on a net income of $26 million; Non-GAAP EPS was $1.00.
●	Quarterly Adjusted EBITDA grew 68% year over year. Adjusted EBITDA of $64 million represented a 28% margin on revenue and represents a 48% incremental margin on revenue year-over-year. (Incremental EBITDA margin is the year-over-year growth in Adj. EBITDA divided by the year-over-year growth in revenue.)
●	Cash and cash equivalents and investments totaled $653 million at December 31, 2020.

●	Axon has zero debt.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	31 DEC 2020	30 SEP 2020	31 DEC 2019	QoQ		YoY
	(in thousands)
Net sales	$135,761	$84,406	$83,955	60.8%		61.7%
Gross margin	64.5%	62.9%	60.5%	160	bp	400	bp
●	TASER segment revenue of $136 million grew 62% year over year, reflecting robust demand for our TASER 7 platform, as well as officer training. The quarter benefitted from a $20 million order from an international customer.
●	Gross margin increased to 64.5% driven by higher average selling prices as well as engineered cost reductions on our bill of materials.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	31 DEC 2020	30 SEP 2020	31 DEC 2019	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$50,343	$45,462	$36,805	10.7%		36.8%
Axon Cloud gross margin	77.7%	77.1%	76.1%	60	bp	160	bp

Sensors and Other net sales	$40,036	$36,574	$51,091	9.5%		(21.6)%
Sensors and Other gross margin	36.3%	27.5%	27.0%	880	bp	930	bp
●	Axon Cloud revenue grew 37% year over year and reflects healthy demand across our growing cloud software suite.
●	Axon Cloud gross margin of 77.7% includes some low-to-no margin professional services that support new installations for SaaS customers. The software-only revenue in this segment, which includes cloud storage and compute costs, has consistently carried a gross margin above 80%.
●	Sensors & Other revenue declined 22% year over year as we expected. The year over year decline reflects the difficult comparison to Q4 2019 when we shipped record units of body cameras in conjunction with our Axon Body 3 product launch.
●	Sensors & Other gross margin was 36.3%. As a reminder, we manage toward a 25% gross margin for camera and sensors hardware, and the gross margin will fluctuate quarter to quarter depending on the customer mix.

Forward-looking performance indicators:

	31 DEC 2020	30 SEP 2020	30 JUN 2020	31 MAR 2020	31 DEC 2019
	($ in thousands)
Annual recurring revenue (1)	$221,263	$203,815	$183,498	$173,919	$161,277
Net revenue retention (2)	119%	120%	119%	119%	121%
Total company future contracted revenue (2)	$1,730,000	$1,510,000	$1,340,000	$1,274,000	$1,230,000
Percentage of TASER devices sold on a recurring payment plan	53%	75%	46%	43%	58%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (“ARR”) grew 37% year over year to $221 million. On a sequential basis, ARR increased by $17 million, reflecting robust customer demand for our growing suite of software tools.
●	Net revenue retention was 119% in the quarter, reflecting our ability to deliver additional value to our customers over time and our de minimis annual churn rates. We drive adoption of our cloud software solutions through integrated bundling. We are seeing major cities upgrading their subscriptions at individual net dollar retention rates of 150% to 300%+ to take advantage of our growing suite of productivity and digital evidence management tools. Our agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions. We further define this metric under “Statistical Definitions.”
●	Total company future contracted revenue grew to $1.73 billion. See definition of this metric under “Statistical Definitions.”
●	The percentage of TASER devices sold on a subscription was 53% in the quarter. We saw strong international demand for book-and-ship (that is, non-subscription) units in the quarter. Domestic subscription orders were 73% of TASER devices sold, reflecting the value that customers see in our integrated subscription bundles and our efforts to evolve TASER devices from a book-and-ship hardware product to a subscription-based de-escalation platform that includes cloud software and training.

Outlook:

The following forward-looking statements reflect Axon’s expectations as of February 25, 2021, and are subject to risks and uncertainties:

In 2020, we shared our plans to invest in our channel, product and support infrastructure as we look to scale the business to $1 billion in revenue and beyond. These investments yielded results ahead of our expectations, as evidenced by our strong 2020 finish. We intend to continue investing for growth in 2021.

Our updated 2021 outlook is as follows:

●	We expect to achieve revenue in the range of $740 million to $780 million, which represents a $25 million increase at the midpoint over the expectation of $720 million to $750 million communicated in November.
●	We are raising our expectations for Adjusted EBITDA to $125 million to $140 million, up from $120 million to $130 million previously.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but do not affect Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be at least $115 million for the full year. However, as our stock-based compensation expense may increase significantly based on increases in the probability of attaining certain operational metrics and with acceleration in the expected timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	We expect capital expenditures to be approximately $65 million to $70 million in 2021, including investments to support capacity expansion and automation on TASER device and cartridge manufacturing.
o	We expect to invest about $25 million in:
◾	Building manufacturing capacity to support our existing TASER device manufacturing lines, in response to growing International and Federal pipelines. These investments include adding cartridge capacity as demand continues to scale with our growing install base. We also look forward to automating more TASER production and increasing per-person efficiency on the manufacturing lines to reduce labor costs.
◾	Supporting development of our next generation TASER devices through investments in initial tooling, test fixtures and automation equipment.
o	We expect to invest approximately $20 million into our new facilities in Scottsdale, Arizona, where we intend to locate our next-generation manufacturing facilities and offices. Axon requires physical facilities for not only manufacturing, but also hardware R&D, testing laboratories, wireless calibration, quality testing, and a variety of other functions that require physical collaboration. We are focused on long-term flexibility, optionality and stability for our physical plant operations in order to support Axon’s growth and expansion plans for the next several decades.
o	The remaining capital spend includes investments to support our rapidly scaling growth, including facilities, systems and added distribution centers in North America and the UK.
●	We expect Q1 2021 revenue to grow approximately 12% year over year, and support an approximately 12%

Adjusted EBITDA margin. We expect the quarterly cadence of revenue and Adjusted EBITDA in 2021 to be substantively similar to previous years.

Thank you for joining us on our growth journey,

Rick Smith, CEO

Luke Larson, President

Jawad Ahsan, CFO

Quarterly conference call and webcast

We will host our Q4 2020 earnings conference call webinar on Thursday, February 25 at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com (https://investor.axon.com/), or can be accessed directly via https://axon.zoom.us/j/96921631701.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all products, and should not be confused with our historical reported measure of Software & Sensors bookings, which excluded TASER-related bookings. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of December 31, 2020. We expect to recognize between 20% - 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following five to seven years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share and Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense and pre-tax certain other items (described below).
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding pre-tax certain other items, including, but not limited to, net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; loss on impairment; costs related to business acquisitions and investments in unconsolidated affiliates; and costs related to the FTC litigation. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is the global leader in connected public safety technologies. We are a mission-driven company whose overarching goal is to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, where everyone has access to a fair and effective justice system and where racial equity, diversity and inclusion is centered in all of our work. Axon is also a leading provider of body cameras for US public safety, providing more transparency and accountability to communities than ever before.

You may learn about our Environmental, Social, and Governance (ESG) and Corporate Social Responsibility (CSR) efforts by reading our ESG report at investor.axon.com.

We work hard for those who put themselves in harm's way for all of us. More than 246,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Arizona, and a global software engineering hub in Seattle, Washington, as well as additional offices in the US, Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Facebook is a trademark of Facebook, Inc.; Green Bay Packers is a trademark of Green Bay Packers, Inc., LTE is a trademark of the European Telecommunications Standards Institute; NFL is a trademark of the National Football League; and Twitter is a trademark of Twitter, Inc. Axon, TASER, TASER 7, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. © 2021 Axon Enterprise, Inc.  All rights reserved.

Follow Axon here:

●	Axon on Twitter: https://twitter.com/axon_us
●	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: the impact of the COVID-19 pandemic; proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for first quarter 2021 revenue and Adjusted EBITDA, and for 2021 full year revenue, Adjusted EBITDA, stock-based compensation expense, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10-K for the year ended December 31, 2020.  Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q list various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading "Risk Factors" in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC.

Update on Legal Matters:

Axon v. FTC

Axon continues to both vigorously prosecute its Federal court constitutional case against the FTC and defend the FTC's separate antitrust administrative action against the company. The Ninth Circuit Court of Appeals stayed the FTC's administrative hearing that was scheduled to begin in October 2020 to preserve the status quo pending its ruling on Axon's appeal.

As background, Axon’s Federal court constitutional challenge against the FTC was dismissed in April 2020, without prejudice, for lack of jurisdiction, holding that Axon must first bring its claims through the FTC’s administrative process. Axon appealed that ruling to the Ninth Circuit (No. 20-15662). In January 2021, a Ninth Circuit panel in a 2-1 split decision ruled against Axon on the jurisdictional question. Axon intends to file a petition for rehearing en banc with an expanded 11-judge panel of the Ninth Circuit and thereafter may file a petition for certiorari with the U.S. Supreme Court. The panel dissent is strong and well-reasoned and even the majority opinion recognizes the legitimate and serious constitutional questions Axon has raised about the FTC’s “stunning win rate” and whether the agency “has stacked the deck in its favor in its administrative proceedings.”

We believe the administrative hearing will remain on hold until all appellate avenues have run their course, which could take up to a year or more to fully resolve. Copies of the Court’s recent opinion and other Federal court filings can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

As a reminder, in parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition of Vievu in 2018 was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Andrea James and Angel Ambrosio via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020	30 SEP 2020	31 DEC 2019	31 DEC 2020	31 DEC 2019
Net sales from products	$174,116	$120,091	$134,497	$500,250	$399,474
Net sales from services	52,024	46,351	37,354	180,753	131,386
Net sales	226,140	166,442	171,851	681,003	530,860
Cost of product sales	73,624	57,798	70,418	224,131	190,683
Cost of service sales	11,210	10,404	8,793	40,541	32,891
Cost of sales	84,834	68,202	79,211	264,672	223,574
Gross margin	141,306	98,240	92,640	416,331	307,286
Operating expenses:
Sales, general and administrative	97,523	74,443	78,281	307,286	212,959
Research and development	38,008	29,246	28,745	123,195	100,721
Total operating expenses	135,531	103,689	107,026	430,481	313,680
Income (loss) from operations	5,775	(5,449)	(14,386)	(14,150)	(6,394)
Interest and other income, net	3,265	2,040	2,486	7,859	8,464
Income (loss) before provision for income taxes	9,040	(3,409)	(11,900)	(6,291)	2,070
Provision for (benefit from) income taxes	(16,794)	(2,536)	479	(4,567)	1,188
Net income (loss)	$25,834	$(873)	$(12,379)	$(1,724)	$882
Net income (loss) per common and common equivalent shares:
Basic	$0.41	$(0.01)	$(0.21)	$(0.03)	$0.01
Diluted	$0.40	$(0.01)	$(0.21)	$(0.03)	$0.01
Weighted average number of common and common equivalent shares outstanding:
Basic	63,639	63,496	59,374	61,782	59,160
Diluted	65,362	63,496	59,374	61,782	60,018

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	31 DEC 2020			30 SEP 2020			31 DEC 2019
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$134,080	$40,036	$174,116	$83,517	$36,574	$120,091	$83,406	$51,091	$134,497
Net sales from services (2)	1,681	50,343	52,024	889	45,462	46,351	549	36,805	37,354
Net sales	135,761	90,379	226,140	84,406	82,036	166,442	83,955	87,896	171,851
Cost of product sales	48,138	25,486	73,624	31,297	26,501	57,798	33,144	37,274	70,418
Cost of service sales	—	11,210	11,210	—	10,404	10,404	—	8,793	8,793
Cost of sales	48,138	36,696	84,834	31,297	36,905	68,202	33,144	46,067	79,211
Gross margin	87,623	53,683	141,306	53,109	45,131	98,240	50,811	41,829	92,640
Gross margin %	64.5%	59.4%	62.5%	62.9%	55.0%	59.0%	60.5%	47.6%	53.9%

Research and development	5,231	32,777	38,008	3,355	25,891	29,246	4,185	24,560	28,745

	TWELVE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020			31 DEC 2019
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$362,649	$137,601	$500,250	$280,554	$118,920	$399,474
Net sales from services (2)	3,903	176,850	180,753	1,107	130,279	131,386
Net sales	366,552	314,451	681,003	281,661	249,199	530,860
Cost of product sales	136,925	87,206	224,131	107,188	83,495	190,683
Cost of service sales	—	40,541	40,541	—	32,891	32,891
Cost of sales	136,925	127,747	264,672	107,188	116,386	223,574
Gross margin	229,627	186,704	416,331	174,473	132,813	307,286
Gross margin %	62.6%	59.4%	61.1%	61.9%	53.3%	57.9%

Research and development	15,380	107,815	123,195	14,469	86,252	100,721

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	31 DEC	31 DEC	Unit	Percent	31 DEC	31 DEC	Unit	Percent
	2020	2019	Change	Change	2020	2019	Change	Change
TASER 7	41,099	14,577	26,522	181.9%	77,451	49,221	28,230	57.4%
TASER X26P	10,611	13,554	(2,943)	(21.7)	37,391	48,798	(11,407)	(23.4)
TASER X2	9,751	11,534	(1,783)	(15.5)	43,407	40,973	2,434	5.9
TASER Pulse	11,657	2,978	8,679	291.4	33,158	11,785	21,373	181.4
Cartridges	1,272,679	962,519	310,160	32.2	3,714,291	2,751,603	962,688	35.0
Axon Body	44,735	83,268	(38,533)	(46.3)	182,538	151,499	31,039	20.5
Axon Flex	749	3,078	(2,329)	(75.7)	8,962	15,586	(6,624)	(42.5)
Axon Fleet	3,905	3,324	581	17.5	11,304	10,467	837	8.0
Axon Dock	6,326	10,149	(3,823)	(37.7)	25,422	22,275	3,147	14.1

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020	30 SEP 2020	31 DEC 2019	31 DEC 2020	31 DEC 2019
EBITDA and Adjusted EBITDA:
Net income (loss)	$25,834	$(873)	$(12,379)	$(1,724)	$882
Depreciation and amortization	3,531	3,133	3,165	12,475	11,361
Interest expense	11	32	19	55	46
Investment interest income	(929)	(965)	(1,760)	(4,086)	(7,040)
Provision for (benefit from) income taxes	(16,794)	(2,536)	479	(4,567)	1,188
EBITDA	$11,653	$(1,209)	$(10,476)	$2,153	$6,437

Adjustments:
Stock-based compensation expense	$53,448	$26,094	$48,300	$133,572	$78,495
Loss on disposal and abandonment of intangible assets	68	139	16	320	67
Loss on disposal and impairment of property and equipment, net	293	124	134	1,722	2,542
Transaction costs related to investments in unconsolidated affiliates	109	—	—	1,032	—
Costs related to FTC litigation	522	8,573	240	19,064	240
Unrealized net gain on investment and warrants in unconsolidated affiliate	(2,055)	—	—	(2,055)	—
Adjusted EBITDA	$64,038	$33,721	$38,214	$155,808	$87,781
Net income (loss) as a percentage of net sales	11.4%	(0.5)%	(7.2)%	(0.3)%	0.2%
Adjusted EBITDA as a percentage of net sales	28.3%	20.3%	22.2%	22.9%	16.5%

Stock-based compensation expense:
Cost of product and service sales	$1,294	$744	$790	$3,464	$1,565
Sales, general and administrative	43,007	19,117	40,212	103,860	59,342
Research and development	9,147	6,233	7,298	26,248	17,588
Total	$53,448	$26,094	$48,300	$133,572	$78,495

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020	30 SEP 2020	31 DEC 2019	31 DEC 2020	31 DEC 2019
Non-GAAP net income:
GAAP net income (loss)	$25,834	$(873)	$(12,379)	$(1,724)	$882
Non-GAAP adjustments:
Stock-based compensation expense	53,448	26,094	48,300	133,572	78,495
Loss on disposal and abandonment of intangible assets	68	139	16	320	67
Loss on disposal and impairment of property and equipment, net	293	124	134	1,722	2,542
Transaction costs related to investments in unconsolidated affiliates	109	—	—	1,032	—
Costs related to FTC litigation	522	8,573	240	19,064	240
Unrealized net gain on investment and warrants in unconsolidated affiliate	(2,055)	—	—	(2,055)	—
Income tax effects	(13,172)	(8,618)	(11,863)	(38,156)	(20,068)
Non-GAAP net income	$65,047	$25,439	$24,448	$113,775	$62,158

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020	30 SEP 2020	31 DEC 2019	31 DEC 2020	31 DEC 2019
Non-GAAP diluted earnings per share:
GAAP diluted earnings (loss) per share	$0.40	$(0.01)	$(0.21)	$(0.03)	$0.01
Non-GAAP adjustments:
Stock-based compensation expense	0.82	0.41	0.80	2.13	1.31
Loss on disposal and abandonment of intangible assets	0.00	0.00	0.00	0.01	0.00
Loss on disposal and impairment of property and equipment, net	0.00	0.00	0.00	0.03	0.04
Transaction costs related to investments in unconsolidated affiliates	0.00	-	-	0.02	-
Costs related to FTC litigation	0.01	0.13	0.00	0.30	0.00
Unrealized net gain on investment and warrants in unconsolidated affiliate	(0.03)	-	-	(0.03)	-
Income tax effects	(0.20)	(0.13)	(0.20)	(0.61)	(0.33)
Non-GAAP diluted earnings per share (1)	$1.00	$0.40	$0.41	$1.81	$1.04

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	65,362	64,087	60,257	62,707	60,018

(1)	The per share calculations for GAAP net income, Non-GAAP adjustments and Non-GAAP diluted earnings per share are each computed independently. Per share amounts may not sum due to rounding.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	31 DEC 2020	31 DEC 2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$155,440	$172,250
Short-term investments	406,525	178,534
Accounts and notes receivable, net	229,201	146,878
Contract assets, net	63,945	38,102
Inventory	89,958	38,845
Prepaid expenses and other current assets	36,883	34,866
Total current assets	981,952	609,475

Property and equipment, net	105,494	43,770
Deferred tax assets, net	45,770	27,688
Intangible assets, net	9,448	12,771
Goodwill	25,205	25,013
Long-term investments	90,681	45,499
Long-term notes receivable, net of current portion	22,457	31,598
Long-term contract assets, net	20,099	9,644
Other assets	79,917	40,181
Total assets	$1,381,023	$845,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	24,142	25,874
Accrued liabilities	59,843	45,001
Current portion of deferred revenue	163,959	117,864
Customer deposits	2,956	2,974
Other current liabilities	5,431	3,853
Total current liabilities	256,331	195,566

Deferred revenue, net of current portion	111,222	87,936
Liability for unrecognized tax benefits	4,503	3,832
Long-term deferred compensation	4,732	3,936
Deferred tax liabilities, net	649	354
Other long-term liabilities	27,331	10,520
Total liabilities	404,768	302,144

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	962,159	528,272
Treasury stock	(155,947)	(155,947)
Retained earnings	169,901	172,265
Accumulated other comprehensive loss	141	(1,096)
Total stockholders’ equity	976,255	543,495
Total liabilities and stockholders’ equity	$1,381,023	$845,639

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020	30 SEP 2020	31 DEC 2019	31 DEC 2020	31 DEC 2019
Cash flows from operating activities:
Net income (loss)	$25,834	$(873)	$(12,379)	$(1,724)	$882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,531	3,133	3,165	12,475	11,361
Loss on disposal and abandonment of intangible assets	68	139	16	320	67
Loss on disposal and impairment of property and equipment, net	293	124	134	1,722	2,542
Stock-based compensation	53,448	26,094	48,300	133,572	78,495
Deferred income taxes	(4,858)	(5,518)	(4,041)	(16,528)	(7,987)
Unrecognized tax benefits	98	(39)	389	671	983
Other noncash, net	2,876	1,977	1,005	7,449	3,928
Provision for expected credit losses	526	118	—	1,302	—
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(59,211)	(39,176)	(8,333)	(107,762)	(38,830)
Inventory	7,215	(16,100)	1,399	(52,156)	(4,903)
Prepaid expenses and other assets	(10,063)	3,729	2,122	(14,885)	(9,845)
Accounts payable, accrued liabilities and other liabilities	(16,479)	8,657	18,495	8,886	4,967
Deferred revenue	31,040	28,875	(4,463)	65,139	24,013
Net cash provided by operating activities	34,318	11,140	45,809	38,481	65,673
Cash flows from investing activities:
Purchases of investments	(139,835)	(224,090)	(111,784)	(656,522)	(354,477)
Proceeds from call / maturity of investments	92,640	128,529	37,876	379,839	130,083
Purchases of property and equipment	(6,606)	(58,472)	(3,828)	(72,629)	(15,939)
Proceeds of disposal from property and equipment	1	16	—	95	—
Purchases of intangible assets	(64)	(66)	(76)	(241)	(404)
Investments in unconsolidated affiliates	(2,368)	—	—	(7,068)	—
Net cash used in investing activities	(56,232)	(154,083)	(77,812)	(356,526)	(240,737)
Cash flows from financing activities:
Net proceeds from equity offering	—	—	—	306,779	—
Proceeds from options exercised	—	—	8	295	114
Income and payroll tax payments for net-settled stock awards	(923)	(1,119)	(783)	(7,809)	(4,051)
Net cash provided by (used in) financing activities	(923)	(1,119)	(775)	299,265	(3,937)
Effect of exchange rate changes on cash and cash equivalents	2,279	812	1,007	1,976	329
Net decrease in cash and cash equivalents and restricted cash	(20,558)	(143,250)	(31,771)	(16,804)	(178,672)
Cash and cash equivalents and restricted cash, beginning of period	176,109	319,359	204,126	172,355	351,027
Cash and cash equivalents and restricted cash, end of period	$155,551	$176,109	$172,355	$155,551	$172,355

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	31 DEC 2020	30 SEP 2020	31 DEC 2019	31 DEC 2020	31 DEC 2019
Net cash provided by operating activities	$34,318	$11,140	$45,809	$38,481	$65,673
Purchases of property and equipment	(6,606)	(58,472)	(3,828)	(72,629)	(15,939)
Purchases of intangible assets	(64)	(66)	(76)	(241)	(404)
Free cash flow, a non-GAAP measure	$27,648	$(47,398)	$41,905	$(34,389)	$49,330

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	31 DEC 2020	31 DEC 2019
	(Unaudited)
Cash and cash equivalents	$155,440	$172,250
Short-term investments	406,525	178,534
Long-term investments	90,681	45,499
Total cash and cash equivalents and investments, net	$652,646	$396,283